Exhibit 10.17

SHORT FORM AGREEMENT

This short form agreement (Agreement) is being executed on this September 12, 2022 between:

1.	zSpace, Inc., a Delaware corporation, having its address at 2050 Gateway Place, Ste. 100-302, San Jose, Ca 95110 (Borrower); and

2.	Fiza Investments Limited, a limited liability company incorporated in Cayman Islands, having its address at 2nd Floor, Regatta Office Park, West Bay Road P.O Box 10655, Grand Cayman KY1 – 1006, Cayman Islands (Lender).

The Borrower and the Lender are collectively referred to as “Parties” and individually as “Party”.

RECITALS

A.	The Borrower has a requirement of funds for an amount of up to $5,000,000 (Loan Amount).

B.	The Borrower has approached the Lender to lend the Loan Amount to the Borrower. The Borrower and the Lender are in the process of executing definitive agreements for the disbursal of the Loan Amount and all other agreements pursuant thereto (including but not limited to security documents).

C.	The Parties agree and acknowledge that the Borrower is in immediate requirement of funds for an amount of USD 2,500,000 (Advance Loan Amount), being part of the Loan Amount. The Lender has agreed to advance the Advance Loan Amount, on the basis of the terms and conditions set out in this Agreement.

OPERATIVE TERMS

1.	The Lender has agreed to advance the Advance Loan Amount to the Borrower on the following terms:

1.1.	The Advance Loan Amount shall be disbursed to the Borrower within 2 business days from the date of execution of this Agreement.

1.2.	The Advance Loan Amount shall form part of the aggregate Loan Amount. In the event that the Loan Amount is agreed to be provided in tranches, then the Advance Loan Amount will be regarded as the first tranche (or part thereof if the first tranche is greater than the Advance Loan Amount) of the Loan Amount. The key commercial terms for the advancement of the Loan Amount are as set out in Annexure A, which the Borrower acknowledges to be acceptable to it. The Parties agree that the Definitive Agreements shall be executed on the basis of the terms set out in Annexure A.

1.3.	The maturity date for the Advance Loan Amount shall be 15 business days from the date of advancement of the Advance Loan Amount (Maturity Date). Notwithstanding the above, in the event that (a) the definitive agreements for the entire Loan Amount together with all documents pursuant thereto (in such form as may be acceptable to the Lender) (Definitive Agreements) are executed on or prior to the Maturity Date; and (b) all approvals needed to be obtained by the Borrower from all relevant third parties (including but not limited to East West Bank, Kuwait Investment Authority and EdTechX), are obtained (to the satisfaction of the Lender) on or prior to the Maturity Date (conditions (a) and (b) collectively, the “Conditions”), then the Maturity Date for the Advance Loan Amount shall stand extended to the maturity date of the first tranche as set out in the Definitive Agreements.

1.4.	In the event that the Conditions are complied with on or prior to the Maturity Date, then Advance Loan Amount will be subject to the terms and conditions set out in the Definitive Agreements (including but not limited to payment of interest, repayment and prepayment terms). Provided however that the interest on the Advance Loan Amount shall be calculated on and from the date of disbursal of the Advance Loan Amount under this Agreement.

1.5.	In the event the Conditions are not complied with on or prior to the Maturity Date, then the entire Advance Loan Amount shall be repaid in full to the Lender on the day immediately succeeding the Maturity Date. If the Advance Loan Amount is not so repaid, then the Lender will have the right to take such actions, at the sole cost and expense of the Borrower, as it may desire to enforce its recovery rights in respect of the Advance Loan Amount at law, under contract or in equity.

For and on behalf of Borrower
zSpace, Inc.

/s/ Joseph B. Powers
Joseph B. Powers
Chief Financial Officer

For and on behalf of Lender
Fiza Investments Limited

/s/ Husain Zariwala	/s/ Imran
Authorized Signatories

ANNEXURE A

Key Commercial Terms

KEY TERMS
Company	zSpace Inc. (a Delaware, USA registered company)
Investor	Entity controlled/advised by Gulf Islamic Investments LLC (“GII”) or its investors or its affiliates.
Investment Amount and Tranches

Provision of up to USD 5,000,000 in form of convertible secured debt in suggested tranches as below:

-      Within 5 business days of closing of the short form agreement: USD 2,500,000

-      30th September: USD 1,000,000

-      31st October: USD 1,500,000

Provision of second and third tranches will be dependent on Company requirement to meet EastWest Bank (“EWB”) liquidity covenants and subject to closing of transaction documents and required third party approvals.

Use of proceeds	To be utilized primarily for business operations and also meet provision towards coverage of EWB liquidity covenants.
Maturity Date	12 months from date of provision of first tranche
Security/lnstrument

Investment will be in form of secured debt convertible into the Company’s equity as described below in the Conversion Premium and PIPE Funding Participation sections.

Security and collateral for investment will be senior to existing bSpace Investments Ltd. secured debt investment aggregated to USD 31,500,000.

Investment will be subordinated to existing EWB credit facility however repayment can be extracted prior to repayment of the EWB credit facility as highlighted below in Repayment clause.

Interest Rate	13% fixed rate per annum, which shall accrue on the outstanding principle balance and shall be due on the Maturity Date.
Repayment

Investment can be repaid from

i)              closing proceeds of SPAC listing and/or

ii)             any excess cash amount above that required by the EWB credit facility to meet the financial covenants therein can also be redeemed which could also result from other liquidity events and/or business operations.

Any repayment amount will also include component of full pro-rata amount of first 12 months interest.

For example, USD 1,000,000 repayment, within first 12 months, will include USD 130,000 interest = total repayment of USD 1,130,000

Repayment/redemption can only be done as long as company meets EWB financial covenants including aggregate total liquidity covenant.

Conversion Premium

In the instance that the Investment has not been fully repaid by 30th April 2023, Investor will have the option to convert any portion of principal and/or interest into 2.5 times such amount (“Conversion Amount”) into Company’s existing senior most Non-convertible Non-voting class of preferred shares.

Example: Conversion of USD 1,000,000 will result in attaining USD 2,500,000 worth of senior most preferred shares.

Refinancing of investment	In the instance that Investment has not been fully repaid by 30th April 2023, Company will use best efforts and work towards attaining refinancing of investment such that investment can be repaid.
Transaction Documents

The final understanding between the Parties in relation to the potential transaction contemplated by this Term Sheet, pursuant to discussions, negotiations and diligence will be set out in certain definitive documents (“Transaction Documents”) including but not limited to:

(i)            A Loan and Security agreement between the Investor and the Company; and

(ii)           A Subordination Agreement between Investor, the Company, bSpace Investment Ltd, and EWB; and

(iii)          A Subordination Agreement between Investor and Kuwait Investment Authority (“KIA”) governing their respective rights and obligations.

The Parties agree and acknowledge that the Investor may specify other documents to be executed which would classify as “Transaction Documents” based on the outcome of discussions.

PIPE Funding Participation	Investor will have the option to participate in the PIPE financing associated with the SPAC listing via conversion of any portion of the Investment and its corresponding interest into the respective PIPE financing securities.
Confidentiality	This document and its contents are being delivered to the Company by the Investor and are accepted by the Company and the Investor on the express condition that the Company and the Investor maintain its confidentiality.